EXHIBIT (d)(2)

FX ENERGY, INC. 3006 Highland Drive, #206 Salt Lake City, Utah 84106 USA Telephone: (801) 486-5555 Facsimile: (801) 486-5575

April 20, 2015

ORLEN Upstream Sp. z o.o.

Prosta 70

00-838 Warszawa

Attention:

Re:          Information Confidentiality Agreement (this “Agreement”)

Ladies and Gentlemen:

In connection with your expression of interest in a possible business combination with FX Energy, Inc. (the “Company”), or a possible acquisition of all or substantially all of its assets, properties, or equity securities (the “Transaction”) (your review and evaluation of Information solely for a possible Transaction is referred to herein as the “Purpose”), the Company has provided and will hereafter provide certain proprietary and/or confidential information concerning the Company and its business.

1.             When used in this Agreement, in addition to the foregoing terms, the following terms shall have the meanings set forth below:

(a)           ““You,” “your,” and similar words shall mean ORLEN Upstream Sp. z o.o. including its ultimate parent PKN ORLEN S.A. and its respective subsidiaries and affiliates.

(b)           “Your Representatives” shall mean your directors, officers, partners, affiliates, employees, agents, consultants, advisers, or representatives (including attorneys and accountants).

(c)           “Company Representatives” shall mean the Company’s directors, officers, partners, affiliates, employees, agents, consultants, advisers, or representatives (including attorneys and accountants).

(d)           “Information” shall mean any and all information and data, whether oral, written, digital, graphic, electronic, or otherwise hereafter furnished to you and/or Your Representatives regarding the Company and its business, properties, operations, or tangible or intangible assets (including any geological or geophysical data or analysis, maps, drilling logs and other data, seismic data, or interpretations; depth or formation data; stratigraphic or structural maps or supporting data; prospect descriptions or explanations and related supporting data; subsurface pressure data; porosity or permeability information; reserve or prospect evaluations or

FX ENERGY, INC.

ORLEN Upstream Sp. z o.o.

April 20, 2015

hydrocarbon estimates; capital cost estimates or operating budgets; oil and gas or productions data and documentation; financial statements; books and records; contracts; marketing and business plans; exploration or production know-how and methodologies; trade secrets; software and hardware used in the Company’s business; concepts for new exploration models or theories; and other materials that are marked “confidential” or “proprietary” or are copyrighted, patented, trademarked, or otherwise marked as confidential, secret, or proprietary by the Company or Company Representatives, or is of a nature that oil and gas exploration and production firms regularly consider as confidential), as well as all notes, memoranda, summaries, reports, analyses, compilations, forecasts, studies, and other materials prepared by either you or Your Representatives or the Company or Company Representatives containing, or based upon, in each case, in whole or in part, such Information.  Notwithstanding the foregoing, “Information” shall not include and the provisions of this Agreement shall not apply to information that:

(i)            is already known to you as of the date of disclosure hereunder;

(ii)           is or becomes available to the public other than through your or Your Representatives act or omission;

(iii)          is required to be disclosed under applicable law or regulations, including stock exchange regulations, or by a governmental order, decree, regulation, or rule (provided that you shall make all reasonable efforts to give prompt written notice to the Company prior to such disclosure);

(iv)          is acquired by you or Your Representatives from a third party; provided, that the third party is not known to you or to Your Representative who received such information to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information; or

(v)           is developed by you or Your Representatives independently of the Information received from the Company.

(e)           The term “person” shall be broadly interpreted to include, without limitation, any individual, corporation, limited liability company, partnership, association, trust, lenders, creditors, organization, entity, or group.

2.             Nothing in this Agreement shall obligate the Company, at any time, to provide or continue to provide any Information to you.

3.             In consideration of the Company providing you with, or granting you access to, the Information, you and Your Representatives will keep the Information confidential and, except as otherwise permitted herein or except in furtherance of the Purpose, will not disclose the Information to any person without the prior written consent of the Company.  You will, in any event, be responsible for the actions of Your Representatives.

FX ENERGY, INC.

ORLEN Upstream Sp. z o.o.

April 20, 2015

4.             You further agree that:

(a)           The Information will be used by you solely for the Purpose. In considering a Transaction and reviewing the Information, you are acting on your own behalf and not as a part of a group with any unaffiliated parties. Notwithstanding anything herein to the contrary, you shall not be prohibited from soliciting, negotiating with or having any discussions with any person concerning Company or the direct or indirect acquisition of any assets of, stock of, or other equity interests in, the Company, except that you shall not, directly or indirectly, engage in any solicitations, negotiations or discussions regarding the formation of a purchasing group with any unaffiliated parties and you shall not enter into any agreement to form a purchasing group with any unaffiliated parties.

(b)           In the event that you or any of Your Representatives are advised by outside counsel that disclosure of any Information is required by applicable law or regulation, you agree, if practicable,: (i) to promptly notify the Company of the existence, terms, and circumstances surrounding the requirement; (ii) use commercially reasonable efforts to cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and (iii) furnish only that portion of the Information that, based upon the advice of your counsel, you are legally required to disclose.

(c)           You agree that during the two-year period immediately following the mutual execution of this Agreement, without the prior written consent of the Company, you will not and will not permit any of Your Representatives to, directly or indirectly, solicit to hire any employee of the Company; provided that neither you nor Your Representatives shall be precluded or otherwise restricted from hiring or employing any such person who: (i) is not then employed by the Company (other than by reason of your or any of Your Representatives’ actions in violation of this Agreement); (ii) contacts you without any solicitation by you or any of Your Representatives acting on your behalf (other than general solicitations described in (iii)); or (iii) responds to a general solicitation for employment placed by you or Your Representatives in newspapers, trade journals, or on the Internet or similar means of general advertisement or solicitation.

(d)           You acknowledge and agree that in the event of any breach of this Agreement, the Company may be irreparably and immediately harmed and may not be made whole by monetary damages.  It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to seek an injunction or injunctions to (i) prevent breaches of this Agreement and (ii) compel specific performance of this Agreement.  You hereby waive, and agree to cause Your Representatives to waive, any requirement for the securing or posting of any bond or other security in connection with such remedy.

(e)           This Agreement constitutes the entire understanding of the parties respecting the subject matter hereof.  This Agreement may be modified or waived only by a separate writing by the Company and you that expressly modifies or waives this Agreement.  No failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right or privilege hereunder.

FX ENERGY, INC.

ORLEN Upstream Sp. z o.o.

April 20, 2015

(f)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principles of conflict of laws.  This Agreement shall inure to the benefit of any successor in interest to the Company, as well as of any person that may acquire, after the date hereof, any subsidiary, division, or assets of the Company respecting Information concerning the business or affairs of such subsidiary, division, or assets.  Further, you hereby consent and submit to the exclusive jurisdiction of the state and federal courts located in New York, New York, for any actions, suits, or proceedings arising out of or relating to this Agreement and all matters contemplated hereby and agree not to commence any action, suit, or proceeding relating thereto except in such courts.  You further waive and agree not to contest the exclusive jurisdiction of such courts or plead or claim that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

(g)           If the Company at any time requests, you shall promptly destroy all tangible Information and any other tangible material (including Information contained in printed, magnetic, or other tangible media) containing, prepared on the basis of, or reflecting any Information.  If required by law, regulation or internal policy, you and each of Your Representatives may retain one copy of the Information.  At the request of the Company, you shall certify in writing as to the destruction of all Information. Notwithstanding the foregoing, you shall not be required to destroy Information that (i) has been automatically backed-up on Your or Your Representatives’ computer systems (instead, You and/or Your Representatives, as applicable, may retain such copies for the period that they are normally archived in the back-up computer records) or (ii) is contained in secondary data including your corporate documents which contain data derived from the Information.

(h)           Notwithstanding anything herein to the contrary, this Agreement and the obligations of the parties hereunder shall survive for one year following the mutual execution of this Agreement.

5.             You acknowledge that, to the extent the Information consists of financial projections or other forward looking Information, such projections or Information may be based upon a number of assumptions, and no assurance is given that such assumptions are correct or that such projections will be realized.  You agree that neither the Company nor any Company Representatives shall have any liability to you or any of Your Representatives resulting from the use of the Information or for any errors therein or omissions therefrom.

6.             The Company makes no representations or warranties, express or implied, as to the quality, accuracy, and completeness of the Information disclosed hereunder, and you (on behalf of yourself and Your Representatives) expressly acknowledge the inherent risk of error in the acquisition, processing, and interpretation of geological, geophysical, and other exploration or production data.  The Company and Company Representatives shall have no liability whatsoever respecting the use of or reliance upon the Information by the you or Your Representatives.

7.             The person executing this Agreement on your behalf and on behalf of the Company each hereby represents and warrants to the other party that he/she is duly authorized to sign this Agreement by all necessary entity action and that upon his/her execution and delivery of this Agreement, the terms and

FX ENERGY, INC.

ORLEN Upstream Sp. z o.o.

April 20, 2015

provisions of this Agreement shall be binding enforceable against you or the Company, as the case may be, in accordance with its terms.

Very truly yours,

FX Energy, Inc.

By:	/s/ David N. Pierce
Name: David N. Pierce
Title: CEO

THE FOREGOING IS ACCEPTED AND

AGREED TO AS OF THE DATE FIRST

ABOVE WRITTEN.

ORLEN Upstream Sp. z o.o.

By:	/s/ Wieslaw Prugar
Name: Wieslaw Prugar
Title: President & CEO